Exhibit 99.1
Targa Resources Partners LP Announces Plans
to List on the New York Stock Exchange
HOUSTON, December 14, 2009 — Targa Resources Partners LP (NASDAQ: NGLS) (“Targa Resources Partners” or the “Partnership”) today announced that the Board of Directors of its general partner has approved the filing of an application to list its common units on the New York Stock Exchange (“NYSE”). The Partnership anticipates that, subject to NYSE approval, its common units will begin trading on the NYSE under its current ticker “NGLS” on or about January 25, 2010. Until that time, the Partnership’s common units will continue to trade on the NASDAQ under the symbol “NGLS”.
“We believe the move to the NYSE builds on our strategy to increase value for our unit holders by adding the benefits of increased trading liquidity and visibility and decreased volatility. We look forward to joining many of our midstream industry peers already listed on the NYSE. Our relationship with the NASDAQ has been positive and we appreciate their service over the years,” said Rene Joyce, Chief Executive Officer of the Partnership’s general partner and of Targa Resources, Inc. (“Targa” or the “Company”).
About Targa Resources Partners
Targa Resources Partners LP was formed by Targa Resources, Inc. to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines and seven natural gas processing plants and currently operates in Southwest Louisiana, the Permian Basin in West Texas and the Fort Worth Basin in North Texas. Additionally, our natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States. A subsidiary of Targa is the general partner of Targa Resources Partners.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
Investor contact:
713-584-1133
Anthony Riley
Sr. Manager — Finance / Investor Relations
Matthew Meloy
Vice President — Finance and Treasurer